UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 18, 2010

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina		27703-8466
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Adrian Adams

Effective February 22, 2010, the Board of Directors (the “Board”) of Inspire Pharmaceuticals, Inc. (the “Company”) appointed Adrian Adams, age 59, as President and Chief Executive Officer of the Company, and as a member of the Board.

On February 18, 2010, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Adams. The Employment Agreement provides for an initial term from February 22, 2010 to December 31, 2014. The term of the Employment Agreement shall thereafter be automatically extended for an unlimited number of additional one-year periods unless the Company or Mr. Adams provides six months notice of termination, or until such employment is terminated in accordance with the change of control provisions or other termination provisions set forth in the Employment Agreement.

The Employment Agreement provides that Mr. Adams will receive a base salary of $650,000 for the first year of his employment term. Thereafter, the base salary shall be reviewed by the Board and may be adjusted upward, but in no event shall it be reduced. In addition, Mr. Adams is eligible for an annual cash incentive award equal to: 75% of base salary for performance at threshold levels; 100% of base salary for performance at target levels; and 150% of base salary for performance at or above maximum levels. The Board will meet annually and consult with Mr. Adams to determine the financial and other goals to be used to measure Mr. Adams’ performance for the year. He is also eligible for discretionary cash bonuses, to be paid at the Board’s sole discretion. His annual cash bonus payable in 2011 with respect to 2010 shall not be less than $650,000.

Mr. Adams will be eligible for annual grants of long term incentive and equity compensation awards at the Board’s discretion, based upon the evaluation of the Compensation Committee of the Board of his performance and peer company compensation practices. In addition, on February 22, 2010, Mr. Adams was granted 350,000 stock options at an exercise price equal to $6.35, the fair market value of the Company’s common stock on the grant date (the “Sign-On Options”). Twenty-five percent (25%) of the Sign-On Options vested on February 22, 2010 and the remaining 75% will vest ratably over the 36 months following the first anniversary of the effective date of Mr. Adams’ employment. In addition, the Company will grant Mr. Adams an award of 650,000 restricted stock units (the “Sign-On RSUs”) following the registration of the shares of common stock underlying the Sign-On RSUs. When issued, 25% of the Sign-On RSUs will be non-forfeitable as of the grant date and the remaining 75% will become non-forfeitable ratably over the 36 months following the first anniversary of the effective date of his employment.

Mr. Adams is eligible to participate in standard company employee benefit plans or programs in the same manner as other executives of the Company; however, Mr. Adams shall be permitted to receive cash in lieu of participating in such coverage where permitted by the plan or applicable law. Mr. Adams is also entitled to an allowance of $4,500 per month to cover housing costs. The Company will provide Mr. Adams a leased automobile valued at approximately $75,000. He will be reimbursed for his commuting expenses from his home in Pennsylvania, from which he is expected to commute on a weekly basis and sporadically at other times. Mr. Adams will also be reimbursed for the payment of any taxes on his housing allowance, leased automobile perquisite, and commuting expenses.

Mr. Adams has also entered into an agreement regarding non-disclosure of confidential information and assignment of inventions. He will be subject to a covenant not to compete with the Company during the period of his employment and for one year thereafter.

Under the Employment Agreement, either party may terminate Mr. Adams’ employment with or without cause under certain conditions. In the event of termination by either party, Mr. Adams must resign from the Board and any other position he may hold with the Company. In the event that Mr. Adams is terminated with Cause, the Company may immediately cease payment of any further wages, benefits or other compensation other than earned but unpaid salary and benefits (including accrued but unused vacation days and earned incentive awards) earned through the date of termination. Mr. Adams shall also have continuing obligations under the Employment Agreement including, but not limited to agreements regarding non-disclosure of confidential information of the Company, in the event that he is terminated with Cause.

In the event that Mr. Adams is terminated without Cause or if Mr. Adams resigns for Good Reason, he shall be entitled to severance pay equal to two times Mr. Adams’ last annual salary and the average annual cash bonus received for the three calendar years preceding his termination, as well as a pro rata annual cash bonus for the year of termination, immediate vesting of all unvested Sign-On Options and all outstanding Sign-On RSUs shall immediately become non-forfeitable, and an additional 24 months of vesting of all other equity awards, with vested options remaining exercisable until the earlier of: (i) the two-year anniversary of the termination date or (ii) the end of such options’ maximum stated term. Mr. Adams shall be entitled to this severance pay in addition to the same earned but unpaid benefits he would receive upon a termination for Cause.

Upon a Change of Control Event (as defined in the paragraph below), Mr. Adams is entitled to: (i) three times Mr. Adams’ last annual salary and the highest annual cash bonus received for the three calendar years preceding his termination (or, if greater, immediately prior to any event constituting Good Reason), (ii) a pro rata annual cash bonus for the year of termination, (iii) full vesting of all unvested equity awards, and (iv) the same earned but unpaid benefits he would receive upon a termination for Cause.

A “Change of Control Event” occurs in the event that:

•

within two years following a Change of Control, Mr. Adams terminates his employment with Good Reason (or with Good Reason as the result of the Company taking actions in anticipation of a Change of Control); or

•

the Company terminates Mr. Adams employment without Cause within two years following a Change of Control (or in anticipation of a Change in Control that actually occurs within six months of such termination).

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the Employment Agreement.

Prior to joining the Company, Mr. Adams was President and Chief Executive Officer of Sepracor Inc., a specialty pharmaceutical company, from March 2007 and May 2007, respectively. Prior to his appointment as Chief Executive Officer of Sepracor, Mr. Adams served as its Chief Operating Officer. From January 2002 until March 2007, Mr. Adams served as the President and Chief Executive Officer of Kos Pharmaceuticals, Inc., a specialty pharmaceutical company, and from April 2001 until January 2002 as its President and Chief Operating Officer. Prior to joining Kos Pharmaceuticals, Mr. Adams served as President and Chief Executive Officer of Novartis Pharmaceuticals in Europe. Mr. Adams has served as a director of Amylin Pharmaceuticals, Inc. since October 2007 and as a director of Sepracor since March 2007 until his resignation in February 2010.

Mr. Adams is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On February 19, 2010, the Company issued a press release announcing Mr. Adams’ appointment as Director, President and CEO. A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. The Company also issued a press release on February 23, 2010, announcing the Sign-On Options and Sign-On RSUs, a copy of which is furnished with this Form 8-K and attached hereto as Exhibit 99.2. Mr. Adams’ agreement regarding the Sign-On Options is attached hereto as Exhibits 10.2.

Resignation of Christy L. Shaffer, Ph.D.

On February 19, 2010, the Company’s Board of Directors received and accepted Christy L. Shaffer’s resignation from the Company’s Board of Directors and as President and Chief Executive Officer, effective February 22, 2010.

In connection with her resignation, Dr. Shaffer has entered into a Separation of Employment and Consulting Agreement, effective February 22, 2010 (the “Separation and Consulting Agreement”) with the Company, pursuant to which she will provide consulting services to the Company for a period of twenty-four (24) months. The Separation and Consulting Agreement provides for: (i) a separation payment of $982,680; (ii) an award of 100,000 stock options; (iii) a stock award for 100,000 shares of the Company’s common stock; and (iv) consulting payments, to be paid quarterly, at the annual rate of $467,943.

The stock award and awards of stock options granted to Dr. Shaffer under the Separation and Consulting Agreement shall be made on the first business day following the Revocation Period (a period of seven days following her execution of the Separation and Consulting Agreement). Such stock options shall be fully vested and exercisable upon the grant date.

In addition, Dr. Shaffer’s existing stock options with an exercise price equal to or less than $9.42 per share will be amended, effective at the end of the Revocation Period, to provide that the exercise period for such options will be extended to the earlier of (i) the applicable award’s expiration date, and (ii) February 22, 2013. All such options, to the extent unvested, shall become fully vested and exercisable on the first business day following the Revocation Period. All of Dr. Shaffer’s stock options with an exercise price greater than $9.42 per share were terminated on February 22, 2010.

Dr. Shaffer’s existing unvested restricted stock units (20,000 units) will become fully vested simultaneously with the expiration of the Revocation Period.

The Separation and Consulting Agreement also provides:

•

a mutual general release of all claims and causes of actions between Dr. Shaffer and the Company and any and all of its affiliates, including officers, directors, shareholders, partners, employees and agents; provided, however, that Dr. Shaffer may still pursue claims for: (i) indemnification pursuant to applicable state law or under the Company’s bylaws; (ii) coverage under any directors’ and officers’ liability insurance policies maintained or required to be maintained by the Company; (iii) actions unrelated to her employment with the Company and termination thereof; and (iv) enforcement of her rights (including rights to payment), under the Separation and Consulting Agreement); and

•

that during the consulting period, Dr. Shaffer shall not engage in or participate in any business that develops, sells, markets, or offers to sell ophthalmic or Cystic Fibrosis products that would directly compete with the Company’s products and product candidates (including, without limitation, topical ocular antibiotic products, product candidates for dry eye and blepharitis, ion-channel modulators, and agents that hydrate or clear airways) anywhere in the world.

The foregoing description of the Separation and Consulting Agreement is qualified in its entirety by reference to the full text of the Separation and Consulting Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the agreement.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

No.	Description

10.1	Executive Employment Agreement, between Inspire Pharmaceuticals, Inc. and Adrian Adams, made as of February 18, 2010.

10.2	Stock Option Agreement by and between Inspire Pharmaceuticals, Inc. and Adrian Adams, effective as of February 22, 2010.

10.3	Separation of Employment and Consulting Agreement between Inspire Pharmaceuticals, Inc. and Dr. Christy L. Shaffer, Ph.D., made as of February 19, 2010.

99.1	Press release re: Mr. Adams’ appointment, dated February 19, 2010.

99.2	Press release re: NASDAQ 5635(c)(4) awards, dated February 23, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Thomas R. Staab II
Thomas R. Staab II,
Chief Financial Officer and Treasurer

Dated: February 24, 2010

EXHIBIT INDEX

No.	Description

10.1	Executive Employment Agreement, between Inspire Pharmaceuticals, Inc. and Adrian Adams, made as of February 18, 2010.

10.2	Stock Option Agreement by and between Inspire Pharmaceuticals, Inc. and Adrian Adams, effective as of February 22, 2010.

10.3	Separation of Employment and Consulting Agreement between Inspire Pharmaceuticals, Inc. and Dr. Christy L. Shaffer, Ph.D., made as of February 19, 2010.

99.1	Press release re: Mr. Adams’ appointment, dated February 19, 2010.

99.2	Press release re: NASDAQ 5635(c)(4) awards, dated February 23, 2010.